Exhibit 99.1

Jennifer Han

(914) 288-8100

ACADIA REALTY TRUST REPORTS SECOND QUARTER 2022 OPERATING RESULTS

RYE, NY (August 02, 2022) - Acadia Realty Trust (NYSE: AKR) (“Acadia” or the “Company”) today reported operating results for the quarter and year-to-date period ended June 30, 2022. For the quarter ended June 30, 2022, net loss per share was $0.00 and for the six months ended June 30, 2022, net earnings per share was $0.17. All per share amounts are on a fully-diluted basis, where applicable. Acadia operates dual platforms, comprised of a high-quality core real estate portfolio (“Core Portfolio”), through which the Company owns and operates retail assets in the nation’s most dynamic corridors, and a series of discretionary, institutional funds (“Funds”) that target opportunistic and value-add investments.

Please refer to the tables and notes accompanying this press release for further details on operating results and additional disclosures related to net income (loss), funds from operations ("FFO") as per NAREIT and Before Special Items, and net property operating income ("NOI").

Second Quarter and Recent Highlights

•
Second Quarter Earnings and Operating Results:
o
Driven by internal and external growth, exceeded expectations with FFO Before Special Items per share of $0.32 and NAREIT FFO per share of $0.23
o
Driven by its Street/Urban, generated a 4.8% and 7.1% increase in its Core Portfolio same-property NOI, during the second quarter and year-to-date, respectively
o
Updated net earnings per share $0.27 to $0.36 (from $0.25 to $0.37) and increased 2022 FFO Before Special Items guidance $1.20 to $1.32 (from $1.17 to $1.32)
•
Core and Fund Transactional Activity:
o
Completed a Core acquisition in Dallas, Texas of approximately $85 million (as previously announced)
o
Refinanced maturing debt and accretively increased its ownership at City Point, an approximately 550,000 square foot retail property in Downtown Brooklyn in August
o
Profitably completed a Fund IV disposition of approximately $41 million
o
Fund V has an investment pipeline of approximately $50 million
•
Core Portfolio Leasing:
o
Generated GAAP and cash leasing spreads of 15.4% and 4.3%, respectively, on comparable new and renewal leases
o
Maintained leased and occupied rates of 94.1% and 90.5%, respectively, representing 3.6% of signed but not yet commenced rents as of June 30, 2022
•
Balance Sheet and Liquidity:
o
Closed a $175 million five-year unsecured term loan (as previously announced) and a $75 million seven-year unsecured term loan in July to repay outstanding amounts under the revolving credit facility

“We finished another robust quarter evidenced by our operating results exceeding expectations. With the continuing momentum in Street retail, our fundamentals remain strong, and we expect this strength to continue to play out over the next several years,” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. "Notwithstanding the significant volatility in the capital markets, we continue to find ways to create meaningful shareholder value within our Core Portfolio and Fund Platform, including the strategic recapitalization of City Point."

CORE PORTFOLIO OPERATING RESULTS

The Company had a GAAP loss per share of $0.00, NAREIT FFO per share of $0.23 and FFO Before Special Items per share of $0.32 for the quarter ended June 30, 2022. Please refer to the Consolidated Financial Results section below for additional details.

Driven by profitable rent commencements on new leases (including key Street leases in New York City, Chicago and Washington D.C.) and improved credit conditions, the Company's same-property NOI, excluding redevelopments, increased 4.8% for the quarter ended June 30, 2022 and 7.1% for the six months ended June 30, 2022.

For the quarter ended June 30, 2022, the Company's pro-rata share of credit losses and reserves is as follows (dollars in millions):

	Core Same Store	Core Other	Funds	Total	Per Share
Second Quarter 2022 Credit Losses and Reserves
Credit Loss and Abatements - Billed Rents and Recoveries	$1.0	$0.1	$0.1	$1.2	$0.01
Prior Period (Benefit), Net	(1.3)	(1.5)	(0.1)	(2.9)	(0.03)
Straight-Line Rent Reserves	N/A	0.9	—	0.9	0.01
Total	$(0.3)	$(0.5)	$—	$(0.8)	$(0.01)

CORE AND FUND TRANSACTIONAL ACTIVITY

Core Acquisition (Previously Announced)

The Company completed the following Core acquisition totaling approximately $85 million during the second quarter.

Henderson Avenue Portfolio, Dallas, Texas. As previously announced, in April 2022, the Company completed its first acquisition in the Knox-Henderson corridor of Dallas, Texas with its purchase of the Henderson Avenue Portfolio ("Portfolio") for approximately $85 million, inclusive of transaction costs. The Portfolio is comprised of 14 operating retail assets, one residential building and two development and redevelopment sites on Henderson Avenue. The Portfolio is located in the heart of rapidly growing East Dallas, and in proximity to the city's most affluent communities of Highland Park, University Park, Uptown and Lakewood.

The Portfolio includes a strong line up of digitally-native retailers such as Warby Parker, Tecovas and Bonobos, and a collection of some of the most popular restaurants in the city, as well as a high-performing supermarket, Sprouts Farmers Market.

Significant redevelopment and densification opportunities are expected to enable the Company to add retail and office space to this Portfolio and further connect and activate this already thriving district. The Company intends to partner with a local development team to oversee the execution of these projects.

City Point Refinancing and Recapitalization

In August 2022, Acadia refinanced and de-levered City Point, an approximately 550,000 square foot flagship retail property in Downtown Brooklyn, New York, held through Fund II. The approximately $295 million of aggregate debt on the property was refinanced with a single mortgage loan of approximately $200 million (with approximately $130 million of initial proceeds). The new loan has a three-year initial term, resulting in annual interest savings in excess of 150 basis points as compared to the prior blended interest rate. The Company provided a loan to its partners of approximately $65 million to fund their share of the refinancing and recapitalization of City Point.

Additionally, during the second quarter and post-quarter to date, the Company increased its effective ownership in Fund II from approximately 28% to approximately 62%, consistent with its long-standing goal to expand its ownership in City Point. During the second quarter, in conjunction with a multi-asset secondary offering by one of its limited partners, the Company was able to opportunistically acquire an additional 12% interest in City Point, increasing its ownership to approximately 40% at June 30, 2022. In August 2022, based upon the pricing used to acquire the 12% interest, the Company acquired an additional 22% interest in City Point from other investors, further increasing its interest to approximately 62%. The purchase price of the combined 33% interest was approximately $120 million, inclusive of approximately $110 million of assumed obligations. In addition, the remaining partners have certain redemption rights that could enable the Company to further increase its ownership.

The Company anticipates the refinancing and recapitalization to be slightly accretive in 2022 with further accretion in the next several years as City Point achieves stabilization.

City Point is located at the center of a densifying Downtown Brooklyn, which has seen approximately 18,000 new residential units since the area was rezoned. Several new and exciting tenants are anticipated to open at City Point over the next several months, most notably Sixpoint Brewery and Primark, who is replacing the former anchor, Century 21.

Fund Transactional Activity

Lincoln Place (Fund IV). In May 2022, Fund IV completed the disposition of its property located in Illinois for approximately $41 million and repaid the mortgage of $22.7 million. This sale generated a 14% IRR and 1.8x multiple on the Fund's equity investment.

Additionally, Fund V has an approximately $50 million acquisition in its pipeline. No assurance can be given that Fund V will successfully close on acquisitions in its pipeline, which are subject to customary conditions and market uncertainty.

CORE PORTFOLIO LEASING

During the second quarter, GAAP and cash leasing spreads were 15.4% and 4.3%, respectively, on 14 conforming new and renewal leases aggregating approximately 82,000 square feet.

As of June 30, 2022, the Core Portfolio was 90.5% occupied and 94.1% leased, representing 3.6% of signed but not yet commenced rents. As of March 31, 2022, the Core Portfolio was 90.5% occupied and 94.1% leased. The leased rate includes space that is leased but not yet occupied and excludes development and redevelopment properties.

During the second quarter and post-quarter to date, the Company continued to execute leases in its Core Portfolio, with Street leases signed on M Street in Washington D.C., Greenwich Avenue in Greenwich, CT and in Soho, NY.

BALANCE SHEET AND LIQUIDITY

As previously announced, in April 2022, the Company closed on a new $175 million five-year unsecured term loan. Additionally, in July 2022, the Company closed on a $75 million seven-year unsecured term loan. The proceeds of these loans were used to repay outstanding amounts under the revolving credit facility.

As of June 30, 2022, approximately 90% of the Company's Core debt is fixed, inclusive of interest rate swap contracts with a weighted average duration of approximately 6 years.

CONSOLIDATED FINANCIAL RESULTS

A complete reconciliation, in dollars and per share amounts, of (i) net loss or income attributable to Acadia to FFO (as defined by NAREIT and Before Special Items) attributable to common shareholders and common OP Unit holders and (ii) operating income to NOI is included in the financial tables of this release.

Net (Loss) Income

Amounts discussed below are net of noncontrolling interests.

Net loss attributable to Acadia for the quarter ended June 30, 2022, was $0.4 million, or $0.00 per share, which included a $8.9 million loss, or $0.09 per share, from the unrealized mark-to-market holding loss on its investment in Albertsons supermarkets ("Albertsons"), partially offset by a $3.0 million gain, or $0.03 per share, on a Fund disposition.

Net income attributable to Acadia for the quarter ended June 30, 2021, was $3.7 million, or $0.04 per share, which included: (i) $1.5 million, or $0.02 per share, attributable to an aggregate gain on dispositions of Fund investments and (ii) $0.5 million, or $0.01 per share, primarily from the unrealized mark-to-market holding gain on Albertsons.

Net income attributable to Acadia for the six months ended June 30, 2022, was $16.5 million, or $0.17 per share, which included an $11.3 million gain, or $0.11 per share, on Fund dispositions offset by $5.3 million, or $0.05 per share, from the unrealized mark-to-market holding loss on Albertsons.

Net income attributable to Acadia for the six months ended June 30, 2021, was $8.5 million, or $0.09 per share, which included: (i) $6.6 million, or $0.07 per share, attributable to an aggregate gain on dispositions of Core Portfolio and Fund investments and (ii) $1.9 million, or $0.02 per share, primarily from the unrealized mark-to-market holding gain on Albertsons. These benefits were partially offset by $3.7 million, or $0.04 per share, related to credit loss, straight-line rent reserves and tenant abatements, primarily due to the COVID-19 Pandemic.

FFO as Defined by NAREIT

FFO for the quarter ended June 30, 2022 was $23.4 million, or $0.23 per share, which included $8.9 million, or $0.09 per share, from the unrealized mark-to-market holding loss on Albertsons.

FFO for the quarter ended June 30, 2021 was $28.1 million, or $0.30 per share, which included $0.5 million, or $0.01 per share, primarily from the unrealized mark-to-market holding gain on Albertsons.

FFO for the six months ended June 30, 2022 was $58.8 million, or $0.59 per share and included $5.3 million, or $0.05 per share, from the unrealized mark-to-market holding loss on Albertsons and was offset by $1.5 million, or $0.01 per share from the Fund III disposition of its interest in Self Storage Management.

FFO for the six months ended June 30, 2021 was $52.1 million, or $0.56 per share, which included $1.9 million, or $0.02 per share, primarily from the unrealized mark-to-market holding gain on Albertsons and was offset by $3.7 million, or $0.04 per share, related to credit loss, straight-line rent reserves and tenant abatements, primarily due to the COVID-19 Pandemic.

FFO Before Special Items

FFO Before Special Items for the quarter ended June 30, 2022 was $32.3 million, or $0.32 per share, which excluded $8.9 million, or $0.09 per share, from the unrealized mark-to-market holding loss on Albertsons. The Company did not recognize any promote income for the quarter ended June 30, 2022.

FFO Before Special Items for the quarter ended June 30, 2021 was $27.6 million, or $0.30 per share, which excluded $0.5 million, or $0.01 per share primarily from the unrealized mark-to-market holding gain on Albertsons.

FFO Before Special Items for the six months ended June 30, 2022 was $65.0 million, or $0.65 per share, which excluded $5.1 million, or $0.05 per share, from the unrealized mark-to-market holding loss on Albertsons and $0.9 million, or $0.01 per share for net acquisition and transaction costs from a Core acquisition.

FFO Before Special Items for the six months ended June 30, 2021 was $50.2 million, or $0.54 per share, which excluded $1.9 million, or $0.02 per share, primarily from the unrealized mark-to-market holding gain on Albertsons.

2022 GUIDANCE

The Company updated its annual 2022 guidance of earnings per share, NAREIT Funds from Operations and FFO Before Special Items attributable to Common Shareholders and Common OP Unit holders. Additionally, the Company updated its net income and FFO to reflect the unrealized holding (losses) gains recognized related to its investment in Albertsons through June 30, 2022. The Company has not reflected any forward-looking estimates involving future unrealized holding gains or losses (i.e. changes in share price) on Albertsons in its net income and NAREIT FFO guidance assumptions. Unrealized holding (losses) gains on Albertson's shares are excluded from FFO Before Special Items. The revised guidance is based upon Acadia's current view of existing market conditions and assumptions for the year ending December 31, 2022. Updated first quarter guidance was previously announced on May 2, 2022.

2022 Annual Guidance
	Initial	Updated Q1	Revised Q2

Net earnings per share attributable to Common Shareholders	$0.19 to $0.32	$0.25 to $0.37	$0.27 to $0.36
Depreciation of real estate and amortization of leasing costs (net of noncontrolling interests' share)	1.01 to 1.04	1.01 to 1.04	1.01 to 1.04
Gain on disposition of properties (net of noncontrolling interests' share)	(0.07)	(0.07)	(0.15)
Noncontrolling interest in Operating Partnership	0.02	0.02	0.02
NAREIT Funds from operations per share attributable to Common Shareholders and Common OP Unit holders	$1.15 to $1.31	$1.21 to $1.36	$1.15 to $1.27
Net Promote and other Core and Fund profits	(0.06) to (0.10)	(0.06) to (0.11)	(0.06) to (0.12)
Less: Albertsons unrealized holding losses (gains) (net of noncontrolling interest share) for the six months ended June 30, 2022	—	(0.04)	0.05
Funds from operations Before Special Items, excluding Net Promote and other Core and Fund profits	$1.09 to $1.21	$1.11 to $1.21	$1.14 to $1.20
Net Promote and other Core and Fund profits(a)	0.06 to 0.10	0.06 to 0.11	0.06 to 0.12
Funds from operations Before Special Items per share attributable to Common Shareholders and Common OP Unit holders	$1.15 to $1.31	$1.17 to $1.32	$1.20 to $1.32

__________

(a) The remaining Net Promote and other Core and Fund profits anticipated to be recognized in the second half of 2022 relate to the expected realization of gains from the sale of Albertson's shares. The lock-up on the sale of the shares was extended through September 2022.

CONFERENCE CALL

Management will conduct a conference call on Wednesday, August 3, 2022 at 12:00 PM ET to review the Company’s earnings and operating results. Participant registration and webcast information is listed below.

Live Conference Call:

Date: Wednesday, August 3, 2022

Time: 12:00 PM ET

Participant Registration: Second Quarter 2022 Registration

Webcast Listen-only and Replay: www.acadiarealty.com under Investors, Presentations & Events

The Company uses, and intends to use, the Investors page of its website, which can be found at www.acadiarealty.com, as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the Investors page, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, the website is not incorporated by reference into, and is not a part of, this document.

About Acadia Realty Trust

Acadia Realty Trust is an equity real estate investment trust focused on delivering long-term, profitable growth via its dual – Core Portfolio and Fund – operating platforms and its disciplined, location-driven investment strategy. Acadia Realty Trust is accomplishing this goal by building a best-in-class core real estate portfolio with meaningful concentrations of assets in the nation’s most dynamic corridors; making profitable opportunistic and value-add investments through its series of discretionary, institutional funds; and maintaining a strong balance sheet. For further information, please visit www.acadiarealty.com.

Safe Harbor Statement

Certain statements in this press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations are generally identifiable by the use of words, such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project,” or the negative thereof, or other variations thereon or comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results and financial performance to be materially different from future results and financial performance expressed or implied by such forward-looking statements, including, but not limited to: (i) the economic, political and social impact of, and uncertainty surrounding the COVID-19 Pandemic, including its impact on the Company’s tenants and their ability to make rent and other payments or honor their commitments under existing leases; (ii) macroeconomic conditions, such as a disruption of or lack of access to the capital markets; (iii) the Company’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions and investments; (iv) changes in general economic conditions or economic conditions in the markets in which the Company may, from time to time, compete, and their effect on the Company’s revenues, earnings and funding sources; (v) increases in the Company’s borrowing costs as a result of rising inflation, changes in interest rates and other factors, including the discontinuation of the USD London Interbank Offered Rate, which is currently anticipated to occur in 2023; (vi) the Company’s ability to pay down, refinance, restructure or extend its indebtedness as it becomes due; (vii) the Company’s investments in joint ventures and unconsolidated entities, including its lack of sole decision-making authority and its reliance on its joint venture partners’ financial condition; (viii) the Company’s ability to obtain the financial results expected from its development and redevelopment projects; (ix) the tenants’ ability and willingness to renew their leases with the Company upon expiration, the Company’s ability to re-lease its properties on the same or better terms in the event of nonrenewal or in the event the Company exercises its right to replace an existing tenant, and obligations the Company may incur in connection with the replacement of an existing tenant; (x) the

Company’s potential liability for environmental matters; (xi) damage to the Company’s properties from catastrophic weather and other natural events, and the physical effects of climate change; (xii) uninsured losses; (xiii) the Company’s ability and willingness to maintain its qualification as a REIT in light of economic, market, legal, tax and other considerations; (xiv) information technology security breaches, including increased cybersecurity risks relating to the use of remote technology during the COVID-19 Pandemic; (xv) the loss of key executives; and (xvi) the accuracy of the Company’s methodologies and estimates regarding environmental, social and governance (“ESG”) metrics, goals and targets, tenant willingness and ability to collaborate towards reporting ESG metrics and meeting ESG goals and targets, and the impact of governmental regulation on its ESG efforts.

The factors described above are not exhaustive and additional factors could adversely affect the Company’s future results and financial performance, including the risk factors discussed under the section captioned “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and other periodic or current reports the Company files with the SEC. Any forward-looking statements in this press release speak only as of the date hereof. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in the events, conditions or circumstances on which such forward-looking statements are based.

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Statements of Income (a)

(Dollars and Common Shares in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues		(As Restated)(b)		(As Restated)(b)
Rental income	$80,559	$72,069	$160,026	$138,067
Other	3,700	988	5,740	3,177
Total revenues	84,259	73,057	165,766	141,244

Operating expenses
Depreciation and amortization	34,971	30,540	68,684	61,180
General and administrative	10,661	10,653	22,598	19,645
Real estate taxes	11,628	12,214	22,908	23,420
Property operating	13,567	12,636	26,917	25,845
Total operating expenses	70,827	66,043	141,107	130,090

Gain on disposition of properties	12,216	5,909	41,031	10,521
Operating income	25,648	12,923	65,690	21,675

Equity in earnings of unconsolidated affiliates	1,280	899	4,410	2,781
Interest and other income	2,961	2,054	5,896	3,754
Realized and unrealized holding (losses) gains on investment in Albertsons and other	(26,283)	1,842	(10,553)	6,967
Interest expense	(19,222)	(17,074)	(37,147)	(33,688)
(Loss) income from continuing operations before income taxes	(15,616)	644	28,296	1,489
Income tax provision	(209)	(192)	(24)	(340)
Net (loss) income	(15,825)	452	28,272	1,149
Net loss (income) attributable to noncontrolling interests	15,451	3,259	(11,808)	7,379
Net (loss) income attributable to Acadia	$(374)	$3,711	$16,464	$8,528

Less: net income attributable to participating securities	—	(156)	(408)	(312)
Net (loss) income attributable to Common Shareholders - basic and diluted (loss) earnings per share	$(374)	$3,555	$16,056	$8,216

Weighted average shares for basic and diluted (loss) earnings per share	94,945	86,824	94,120	86,575

Net (loss) earnings per share - basic and diluted (C)	$0.00	$0.04	$0.17	$0.09

ACADIA REALTY TRUST AND SUBSIDIARIES

Reconciliation of Consolidated Net Income (Loss) to Funds from Operations (a, d)

(Dollars and Common Shares and Units in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
		(As Restated)(b)		(As Restated)(b)
Net (loss) income attributable to Acadia	$(374)	$3,711	$16,464	$8,528

Depreciation of real estate and amortization of leasing costs (net of noncontrolling interests' share)	26,597	23,077	50,910	46,884
(Gain) loss on disposition of properties (net of noncontrolling interests' share)	(2,961)	933	(9,837)	(4,163)
Income attributable to Common OP Unit holders	28	275	1,026	622
Distributions - Preferred OP Units	123	123	246	246
Funds from operations attributable to Common Shareholders and Common OP Unit holders	$23,413	$28,119	$58,809	$52,117

Adjustments for Special Items:
Add back: Acquisition costs, net of bargain purchase gain	—	—	859	—
Less: Unrealized holding (gain) loss on investment in Albertsons and other (net of noncontrolling interest share)	8,881	(487)	5,311	(1,886)
Funds from operations before Special Items attributable to Common Shareholders and Common OP Unit holders	$32,294	$27,632	$64,979	$50,231

Funds From Operations per Share - Diluted
Basic weighted-average shares outstanding, GAAP earnings	94,945	86,824	94,120	86,575
Weighted-average OP Units outstanding	5,311	5,135	5,313	5,127
Assumed conversion of Preferred OP Units to common shares	25	465	25	465
Assumed conversion of LTIP units and restricted share units to common shares	—	203	440	87
Weighted average number of Common Shares and Common OP Units	100,281	92,627	99,898	92,254

Diluted Funds from operations, per Common Share and Common OP Unit	$0.23	$0.30	$0.59	$0.56

Diluted Funds from operations before Special Items, per Common Share and Common OP Unit	$0.32	$0.30	$0.65	$0.54

ACADIA REALTY TRUST AND SUBSIDIARIES

Reconciliation of Consolidated Operating Income to Net Property Operating Income (“NOI”) (a)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
		(As Restated)(b)		(As Restated)(b)
Consolidated operating income	$25,648	$12,923	$65,690	$21,675
Add back:
General and administrative	10,661	10,653	22,598	19,645
Depreciation and amortization	34,971	30,540	68,684	61,180
Less:
Above/below market rent, straight-line rent and other adjustments	(5,667)	(4,476)	(12,263)	(8,932)
Gain on disposition of properties	(12,216)	(5,909)	(41,031)	(10,521)
Consolidated NOI	53,397	43,731	103,678	83,047

Noncontrolling interest in consolidated NOI	(15,313)	(11,451)	(31,098)	(21,723)
Less: Operating Partnership's interest in Fund NOI included above	(3,835)	(2,999)	(7,908)	(5,534)
Add: Operating Partnership's share of unconsolidated joint ventures NOI (e)	3,567	3,764	7,340	7,064
NOI - Core Portfolio	$37,816	$33,045	$72,012	$62,854

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Balance Sheets (a)

(Dollars in thousands)

	As of
	June 30, 2022	December 31, 2021
ASSETS
Investments in real estate, at cost
Land	$845,022	$739,641
Buildings and improvements	3,037,234	2,892,051
Tenant improvements	212,285	199,925
Construction in progress	12,494	11,131
Right-of-use assets - finance leases	25,086	25,086
	4,132,121	3,867,834
Less: Accumulated depreciation and amortization	(690,945)	(648,461)
Operating real estate, net	3,441,176	3,219,373
Real estate under development	203,036	203,773
Net investments in real estate	3,644,212	3,423,146
Notes receivable, net	137,306	153,886
Investments in and advances to unconsolidated affiliates	333,529	322,326
Other assets, net	204,432	186,509
Right-of-use assets - operating leases, net	39,024	40,743
Cash and cash equivalents	23,921	17,746
Restricted cash	11,023	9,813
Rents receivable, net	45,437	43,625
Assets of properties held for sale	—	63,952
Total assets	$4,438,884	$4,261,746

LIABILITIES
Mortgage and other notes payable, net	$1,104,355	$1,140,293
Unsecured notes payable, net	613,384	559,040
Unsecured line of credit	96,487	112,905
Accounts payable and other liabilities	197,094	236,415
Lease liability - operating leases, net	37,030	38,759
Dividends and distributions payable	18,398	14,460
Distributions in excess of income from, and investments in, unconsolidated affiliates	8,918	9,939
Total liabilities	2,075,666	2,111,811
Commitments and contingencies
Redeemable noncontrolling interest
EQUITY
Acadia Shareholders' Equity
Common shares, $0.001 par value, authorized 200,000,000 shares, issued and outstanding 94,928,598 and 89,303,545 shares, respectively	95	89
Additional paid-in capital	1,895,556	1,754,383
Accumulated other comprehensive income (loss)	11,240	(36,214)
Distributions in excess of accumulated earnings	(214,279)	(196,645)
Total Acadia shareholders’ equity	1,692,612	1,521,613
Noncontrolling interests	670,606	628,322
Total equity	2,363,218	2,149,935
Total liabilities and equity	$4,438,884	$4,261,746

ACADIA REALTY TRUST AND SUBSIDIARIES

Notes to Financial Highlights:

(a)
For additional information and analysis concerning the Company’s balance sheet and results of operations, reference is made to the Company’s quarterly supplemental disclosures for the relevant periods furnished on the Company's Current Report on Form 8-K made available on the Company’s website at www.acadiarealty.com.
(b)
See the Company's Annual Report on Form 10-K and revised Restatement 8-K filed with the SEC on March 1, 2022 for a detailed reconciliation to previously reported amounts and a detailed description of adjustments thereon. The restatement primarily impacted the classification of certain amounts within the Company’s consolidated balance sheets, statements of operations and statements of cash flows.
(c)
Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common shares of the Company were exercised or converted into common shares. The effect of the conversion of units of limited partnership interest (“OP Units”) in Acadia Realty Limited Partnership, the “Operating Partnership” of the Company, is not reflected in the above table; OP Units are exchangeable into common shares on a one-for-one basis. The income allocable to such OP units is allocated on the same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these OP Units would have no net impact on the determination of diluted earnings per share.
(d)
The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to their widespread acceptance and use within the REIT and analyst communities. In addition, the Company believes that given the atypical nature of certain unusual items (as further described below), “FFO Before Special Items” is also an appropriate supplemental disclosure of operating performance. FFO, FFO Before Special Items and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of real estate property, depreciation and amortization, and impairment of real estate property. In addition, NOI excludes interest expense and FFO Before Special Items excludes certain unusual items (as further described below). The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Neither FFO nor FFO Before Special Items represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”), or are indicative of cash available to fund all cash needs, including distributions. Such measures should not be considered as an alternative to net income (loss) for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of real estate property, plus depreciation and amortization, impairment of real estate property, and after adjustments for unconsolidated partnerships and joint ventures. Also consistent with NAREIT’s definition of FFO, the Company has elected to include gains and losses incidental to its main business (including those related to its RCP investments such as Albertsons) in FFO. FFO Before Special Items begins with the NAREIT definition of FFO and adjusts FFO to take into account FFO without regard to certain unusual items including charges, income and gains that management believes are not comparable and indicative of the results of the Company’s operating real estate portfolio and, in particular, the impact of the unrealized mark-to-market gain and loss attributable to the Company's investment in Albertsons.
(e)
The pro-rata share of NOI is based upon the Operating Partnership’s stated ownership percentages in each venture or Fund’s operating agreement and does not include the Operating Partnership's share of NOI from unconsolidated joint ventures within the Funds.